Wiley announces appointment of Jesse Wiley as Non-Executive Chairman
Matthew Kissner to take on executive role in Company

February 6, 2019 – Hoboken, NJ -  John Wiley & Sons, Inc. (NYSE: JW-A and JW-B), a global leader in research and education, today announced that Jesse Wiley, a member of the seventh generation of the Wiley family, has been appointed Non-Executive Chairman of the Board.  Mr. Wiley, 48, has served on the Board since 2012.  He will succeed Matthew Kissner, who has served as Chairman since 2015.  Mr. Kissner will step down from the Board to take on the role of EVP and Group Executive reporting into President and CEO, Brian Napack.

“Wiley’s success over 200 years has been the result of a continuous focus on innovation, performance, and continuity in governance,” said George Bell, Chair of the Governance Committee.  “In that tradition, we are very pleased to announce the appointment of Jesse Wiley to the role of Chairman.  As a long-standing company executive, board member, Technology Committee chair, and forward-looking business leader, Jesse brings to the Chairman’s role a wealth of experience and a deep understanding of our evolving markets, customer needs, and company culture.  He will guide Wiley’s strong, independent Board of business leaders and innovators.”

“I am extremely pleased that Jesse will be carrying on the Wiley family’s long-standing tradition of supporting strong governance and innovative, long-term thinking,” said Mr. Napack, Wiley’s President and CEO. “Jesse’s knowledge of the Company and firsthand experience in our markets are a great benefit to us as we chart the future of Wiley.”

In addition to his seven years on the Board, Mr. Wiley has served as an executive of the Company since 2003, working in critical areas of global business development, corporate M&A, strategy, product development, and marketing.  Most recently he served in Wiley’s Research division, where he helped build impactful partnerships with academic societies and grow Wiley’s business in China.  As a member of the Executive, Governance, and Technology committees, he has been a key contributor to many major initiatives during his tenure.  Mr. Wiley will transition out of this executive role to become Chairman.

“The Board extends its sincerest gratitude to Matthew Kissner for his 16 years of service on the Board,” said Mr. Bell.  “He has been instrumental in Wiley’s success over that momentous period, with service as Chairman and as interim CEO during our 2017 chief executive search.”

Mr. Napack has asked Mr. Kissner to take on the role of EVP and Group Executive, with operational oversight of Wiley’s business units.

“We are making significant strides as an organization,” said Mr. Napack.  “We are moving faster and more confidently, driving our markets with innovative business models and digital, data-driven products and services, and greatly improving our effectiveness and agility.  Given Matt Kissner’s passion for Wiley’s mission, his proven success as an operational leader, and our need to move fast and flawlessly, I have asked him to take on this important operating role. I am grateful that he accepted.”

Mr. Kissner is a former Executive Vice President and Group President of Pitney Bowes [NYSE: PBI] and has held leadership positions at Banker’s Trust, Citigroup (NYSE: C), and Morgan Stanley (NYSE: MS).  He has been a Wiley Board member since 2003, serving as Chairman from 2015 to 2019 and as interim CEO from May 2017 to December 2017.

“We are fortunate to have Jesse assume the Wiley Chairman role, continuing the Family’s long-standing commitment to our people, our culture and our market leadership,” said Mr. Kissner  “Working with Brian and the Wiley leadership team in an operational capacity is an exciting opportunity for me to contribute to Wiley’s long term success in Research and Education.”

Jesse Wiley is the only Wiley family member serving on the Board.  Other Directors include:  Brian Napack, President and CEO of Wiley; Mari Baker, former CEO of PlayFirst; George Bell, former Managing Director, General Catalyst Partners; Beth Birnbaum, former COO of PlayFab; David Dobson, CEO of Epiq; Laurie Leshin, President of Worcester Polytechnic Institute; Raymond McDaniel Jr., CEO of Moody’s Corporation; William Pence, former CTO of AOL; William Pesce, former President and CEO of Wiley; and William Plummer, former CFO of United Rentals.

“It is an exciting time in Wiley’s long and illustrious history,” said Mr. Wiley.  “Our foundation is solid, our opportunities in Research and Education are only getting bigger, and we are in exceptional hands with Brian Napack, his management team, and all my fellow Directors.  We thank Matt for all that he has done and will continue to do.”

About Wiley
Wiley is a global leader in research and education. Our online scientific, technical, medical, and scholarly (STMS) journals and digital learning, assessment, certification and student-lifecycle services and solutions help universities, academic societies, businesses, governments and individuals to achieve their academic and professional goals. For more than 200 years, we have delivered consistent performance to our stakeholders. The Company's website can be accessed at www.wiley.com.

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